                                                                   Exhibit 12(b)
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                                                                   Page 1 of 2
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                            BankAmerica Corporation
              Historical and Pro Forma Combined Ratio of Earnings
                   to Fixed Charges and Ratio of Earnings to
              Combined Fixed Charges and Preferred Stock Dividends



     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income
(loss) before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short- and long-term borrowings and one-third (the portion deemed representative of the interest factor) of net rents under long-term leases.

     The following table sets forth (i) the historical ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1992 for BankAmerica Corporation and its consolidated subsidiaries (BAC) and for Security Pacific Corporation and its consolidated subsidiaries (SPC) and (ii) the pro forma combined ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1992, giving effect to the April 22, 1992 merger between BAC and SPC (the Merger) as if it had been consummated on January 1, 1991. The pro forma combined ratio has been calculated using the pro forma combined financial information for the year ended December 31, 1992, and should be read in conjunction with and is qualified in its entirety by such pro forma combined information included in the 1994 Annual Report to Shareholders. Pro forma adjustments made to arrive at the pro forma combined ratio are based on the purchase method of accounting and are based upon actual amounts recorded by BAC subsequent to the effective time of the Merger.
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                                                                   Exhibit 12(b)
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                                                                   Page 2 of 2
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
                                                       Year Ended
                                                   December 31, 1992
                                            ---------------------------------
                                               Historical           Pro Forma
                                            ----------------        ---------
                                            BAC/a/       SPC        Combined
                                            ------       ---        ---------

Ratio of Earnings to Fixed Charges
Excluding interest on deposits              3.18         /b/          2.05
Including interest on deposits              1.53         /b/          1.27

Ratio of Earnings to Combined
   Fixed Charges and Preferred
   Stock Dividends
Excluding interest on deposits              2.55         /b/          1.87
Including interest on deposits              1.45         /b/          1.26
- --------------------------------------------------------------------------

/a/ This financial information reflects the effects of the Merger subsequent to the Merger's consummation on April 22, 1992.

/b/ Because the Merger was consummated on April 22, 1992, there is no year-to-date data for SPC.


     These pro forma combined ratios are intended for informational purposes and are not necessarily indicative of the future ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends of the combined company or the ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends of the combined company that would have actually occurred had the Merger been effective on January 1, 1991.